NEWS RELEASE:

FOR IMMEDIATE RELEASE:

          OLIVETTI S.p.A. AND MANNESMANN AG ANNOUNCE PLANS TO ACQUIRE

                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

New York, New York, December 11, 1998 -- Cellular Communications International, Inc. (NNM: CCIL), Olivetti S.p.A. and Mannesmann AG announced today that they have signed a definitive merger agreement for Olivetti and Mannesmann to acquire through a newly formed entity (Kensington Acquisition Sub, Inc.) all the outstanding common stock of CCIL.

Under the agreement, Olivetti and Mannesmann will commence, on or before December 18, 1998, a US$65.75 per share cash tender offer for all the outstanding shares of common stock of CCIL. Following the consummation of the tender offer, Olivetti and Mannesmann will acquire through a merger all shares not purchased in the tender offer at the same price. This would result in an aggregate equity purchase price on a fully diluted basis of approximately US$1.4 billion.

The Board of Directors of each of the companies has approved the tender offer and the related transactions. Goldman, Sachs & Co. advised Olivetti and Mannesmann on the transaction. CCIL's Board has determined that the terms of the tender offer and merger are fair to, and in the best interests of, CCIL and its stockholders, and has recommended that all stockholders accept the offer. The Board of Directors of CCIL has received an opinion from its financial advisor, Wasserstein Perella & Co., Inc., to the effect that the consideration proposed to be paid in the transaction is fair to CCIL's stockholders from a financial point of view.

The tender offer will be conditioned upon, among other things, the tender of a number of shares which represents a majority of the outstanding shares of common stock on a fully diluted basis. The tender offer will not be subject to a financing contingency.

William Ginsberg, chief executive officer of CCIL, stated, "In 1988, we formed a relationship with Olivetti, in order to leverage our U.S. cellular experience and knowledge by means of pursuing analogous opportunities in other countries. We were instrumental in the creation and subsequent development of Omnitel-Pronto Italia S.p.A., which has evolved into one of the largest and most rapidly growing cellular operations in the world. During this time, the market value of CCIL has grown from under $50 million at the time CCIL became a separate public company in 1991 to approximately $1.4 billion on a fully diluted basis at the $65.75 per share price announced today."



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"We are pleased to enter into this  transaction with Olivetti and Mannesmann and to recommend it to stockholders. We also recognize and appreciate the efforts of the many people who have contributed to CCIL's success."

CCIL's primary asset is an approximate 14.667% interest in Omnitel Sistemi Radiocellulari Italiani S.p.A. (OSR), a strategic joint venture which holds a 70% interest in Omnitel-Pronto Italia S.p.A. (Omnitel). Omnitel is Italy's second leading mobile operator with over 5.0 million subscribers.

In the autumn of 1997, Olivetti and Mannesmann formed a joint venture, Oliman Holding B.V., to cooperate in the area of telecommunications in Italy with the objective to expand their leading position as a private competitor in the Italian telecommunications market. Olivetti currently holds a 62.5% interest in Oliman and Mannesmann holds a 37.5% interest. Mannesmann will raise its stake in Oliman to 49.9% by February 1999. Oliman currently holds an indirect 40% interest in Omnitel and a 100% stake in the fixed line operator Infostrada. With this acquisition, Oliman will further strengthen its majority position in Omnitel. CCIL currently holds an indirect stake of approximately 10.3% in Omnitel.

Mannesmann operates in Telecommunications, Engineering, Automotive and Tubes & Trading and generated sales of around DM 39 billion in 1997. The Group is one of the leading alternative telecommunication operators in the recently liberalized European market.

The Olivetti Group is a leading international player operating through subsidiaries and affiliates in the telecommunications and information technology sectors. In telecommunications, Olivetti operates both in the wireless and wireline markets through Omnitel and Infostrada, respectively. In the Information Technology sector, Olivetti wholly owns Olivetti Lexikon, which specializes in I.T. products for the office and the consumer markets. It also has a 18.5% ownership in Wang Global, a United States publicly traded company.

Conference Call: A telephone conference call will be held at 2:00 p.m. New York time today to discuss this transaction. Persons wishing to participate in this call can do so by calling the following numbers:

U.S. callers:              (800) 865-4460
International callers:     (973) 321-1100

The callers should ask for the "Cellular Communications International" call upon dialing.

A digital replay will be available for one week at the following numbers:



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U.S. callers:              (888) 371-8504
International callers:     (402) 220-1435



Contact information:

At CCIL: Richard J. Lubasch, Senior Vice President-General Counsel, (212) 906-8470.

At  Mannesmann:  Ms.  Magdalena  Moll,  telephone   49-211-820-2161,   facsimile
49-211-820-2384.

At  Olivetti:  Mr.  Vittorio  Meloni,   telephone   39-01-2552-2639,   facsimile
39-01-2552-3884.







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